                                                                   EXHIBIT 10.13

                                SUPPLY AGREEMENT

     This SUPPLY AGREEMENT is entered into as of the 28th day of January, 1999, by and between MINOLTA CO., LTD., a Japanese corporation having its principal place of business at 3-13,2-Chrome, Azuchi-Machi, Chuo-ku, Osaka 541-8556, JAPAN (hereinafter "MINOLTA"), and T/R SYSTEMS, INC., a Georgia, U.S.A. corporation having its principal place of business at 1300 Oakbrook Drive, Norcross, Georgia, U.S.A. 30093 (hereinafter "T/R").



RECITALS:

     1 T/R has designed and developed, and currently assembles, distributes and sells, a proprietary commercial printing system known as the MICROPRESS(R) PressDirector(TM) ClusterServer(TM), which includes Micropress(R) Release 4.5.

     2 T/R has proprietary skills, know-how, technology, inclusive of trade secrets and other know-how, and patent rights applicable to the product architecture, development, design, assembly, manufacturing, connectivity, production and distribution of the MICROPRESS(R) commercial printing system.

     3 As of March 31, 1998, the parties entered into a Development Agreement (the "Development Agreement") whereby T/R agreed to undertake and fulfill, subject to the terms and conditions thereof, the "Development" as defined therein, and the parties agreed to enter into mutually agreeable terms and conditions for the purchase and related licensing of the "Controller" (as defined in the Development Agreement) and associated products.

     4 The parties intend this Agreement to constitute the agreement contemplated by the terms of the Development Agreement to provide such purchase and licensing so as to permit MINOLTA to complete the assembly of MICROPRESS(R) commercial printing systems, with such products to be distributed and sold by MINOLTA and either marked or identified with trademarks owned, possessed or controlled by MINOLTA, marked or identified with trademarks of a party other than MINOLTA or for "private label" distribution. This method of distribution shall involve the assembly of Systems by MINOLTA.

     5 To accommodate the foregoing agreements, and to effect certain other agreements and undertakings between T/R and MINOLTA, such parties have entered into this Agreement.

          NOW, THEREFORE, the parties hereby agree as follows:



1.   Definitions.

1.1 "Confidential Information" shall mean only the following information including, but not limited to, technical or non-technical data, Know-how, trade secrets, skills and processes, from which MINOLTA or T/R derives economic value by such information not being generally known to, and not being readily ascertainable by proper means, by third parties, disclosed in any of the following method 1)~3):

T/R - MINOLTA Supply Agreement                        Thursday, January 21, 1999


     1) disclosure in written form which is clearly marked "Confidential" or otherwise marked as such; or
     2) disclosure through tangible object with a notice which is clearly marked "Confidential" or otherwise marked as such; or
     3) oral disclosure; provided, however, the disclosing party shall identify so at the time of disclosure and send to the receiving party, within thirty (30) days after such disclosure, documents clearly marked "Confidential" or otherwise marked as such and referring to the date and place of disclosure and describing such information to be deemed as Confidential Information.

     Only the information which meets all conditions provided in this Section shall be deemed as Confidential Information and other information shall not be deemed as Confidential Information in any case. Moreover, the following information shall not be deemed as Confidential Information and the Receiving Party shall have no obligation with respect to such information:

          (a) information which becomes available to the public or to industry without fault of the receiving party; or
          (b) information which is already available to the public or to industry at the time of disclosure; or
          (c) information which is already in the possession of the receiving party at the time of disclosure; or
          (d) information which is subsequently rightfully received by the receiving party from a third party without notice of restriction on further disclosure; or
          (e) information which is demonstrated to have been developed by an employee of the receiving party independently of and without reference to Confidential Information; or
          (f) information which is disclosed to the third party by the disclosing party without similar restriction on such third party.

1.2 "Customer" means any Person that acquires Systems from MINOLTA for its own use or for sale, lease or other disposition.

1.3  "Deliverables" has the meaning set forth in Section 2 hereof.

1.4 "End User" means a Person that acquires a System directly from MINOLTA or indirectly from a Customer of MINOLTA, and uses the System for any purpose.

1.5 "Know-how" means knowledge, information, inventions (other than those embodied in the patent rights), trade secrets and systems used in the design, development, manufacture, assembly, servicing or testing of the MICROPRESS(R) commercial printing system.

1.6 "License" means the license granted by T/R to MINOLTA pursuant to this Agreement.

1.7 "Licensed Intellectual Property Rights" means the Know-how, patent rights and similar intellectual property owned by T/R and used in the design, development, manufacture, assembly, servicing or testing of the System or any portion thereof.

1.8  "MINOLTA Orders" has the meaning set forth in Section 5 hereof.

1.9 "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government, governmental agency or any other entity.

1.10 "Subsidiary" means a corporation or other entity of which more than 50% of the shares of the outstanding stock (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

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1.11 "System" means the MicroPress(R) commercial printing systems to be assembled by or for MINOLTA and incorporating the Deliverables, and known generally as the "Minolta 62 ppm Monochrome Copier/Printer OEM Micropress(R) Version", "Minolta Color Copier/Printer Micropress(R) Version," or as used herein as context may require, any portion thereof.

1.12 "Technical Assistance" means the technical assistance to be provided by T/R to MINOLTA as provided in Section 8 hereof.

1.13 "Territory" shall mean the entire world.

2. Completion of Development. After completion of the "Development" (as defined in the Development Agreement), and the completion of acceptance testing (as described in the Development Agreement as the "Acceptance") in respect of the Controller (as defined in the Development Agreement), the parties shall commence, pursuant to the terms and conditions of this Agreement, the purchase and sale (and related licensing) of equipment and software comprising the Controller and related software and other related technology and communications hardware, more particularly described below and specified in Attachment C or D (and which items are defined herein as the "Deliverables"):

          (a) The MICROPRESS(R) PressDirector ClusterServers, constituting (and including) the Controller developed pursuant to the Development Agreement;

          (b) Technology and Software Packages, which shall include the software in executable code and other technology, employing the Licensed Intellectual Property Rights, and providing the software and related technology principally required for operation of the Systems to be distributed by MINOLTA pursuant to this Agreement; and

          (c) Printlinks communication hardware used in and constituting a part of the Systems consisting of boards including print adaptors and host adaptors.

2.2 Engineering changes shall be made in accordance with the procedure specified in Attachment E attached hereto.

3. Purchase and Sale. During the term of this Agreement, and pursuant to the terms and conditions hereof, T/R agrees to sell (and license as indicated in Section 4 hereof), and MINOLTA agrees to purchase (and obtain a license as provided for in Section 4 hereof in respect of) the Deliverables, in the quantities and at the prices, and on the other terms provided for herein. MINOLTA shall have the exclusive sales right in respect of those Deliverables indicated as "Exclusive" on Attachment C, however nothing contained herein will provide MINOLTA with any exclusive rights to similar devices which do not include any proprietary and/or intellectual property rights resulting from Development (as defined in the Development Agreement). Coincident with the execution and delivery of this Agreement, MINOLTA shall provide to T/R its first purchase order for the purchase of Deliverables, in conformance with the terms of Section 5 hereof.

4.   License.

4.1 Grant. Subject to the terms and conditions hereof, T/R hereby grants to MINOLTA and MINOLTA hereby accepts from T/R a license entitling MINOLTA during the term of this Agreement to use the Licensed Intellectual Property Rights to complete the assembly of the Systems and to distribute, sell or lease the Systems to Customers for use by End Users located in the Territory.

4.2 No Sublicenses. This Agreement does not grant, license or permit (either expressly or by implication) MINOLTA to transfer, assign, sell, give, license, sub-license, or in any way permit the use of the Licensed Intellectual Property Rights, by or to any Person, other than (i) any of its Subsidiaries for the sole purpose of assembling the Systems, or any components or subassemblies thereof; or (ii) any other

T/R - MINOLTA Supply Agreement                        Thursday, January 21, 1999


     third party under MINOLTA's supervision or by parties deemed qualified by MINOLTA and under MINOLTA's authorization for the sole purpose of assembling the Systems or any components or subassemblies thereof, for supply only to MINOLTA. If MINOLTA becomes aware, or gains reasonable suspicion, of the unauthorized use or exercise of the Licensed Intellectual Property Rights by any Person, then MINOLTA shall forthwith notify T/R in writing and cooperate with T/R, and at T/R's discretion, to abate or terminate such unauthorized use or actions.

4.3 No Other Licenses. No license or right is granted under this Agreement by T/R to MINOLTA by implication, estoppel or otherwise, except as expressly set forth in this Agreement and MINOLTA may not use the corporate names, trademarks, trade names, service marks, or logos of T/R without the prior written consent of T/R.

4.4 Labeling. MINOLTA shall apply to the Systems assembled for sale by or for MINOLTA to Customers a statement reasonably located and sized, identifying the fact that the Systems are assembled under license from T/R and, as applicable, are subject to patents or patents pending, and which shall identify by number any issued patents which are part of the Patent Rights. Such statement, and its proposed location and size, shall be submitted to T/R by MINOLTA in advance of its use for pre-approval by T/R, which approval may not be unreasonably withheld.

4.5 Limitation on Use. MINOLTA shall not use the Licensed Intellectual Property Rights or any other T/R technology, for any purpose or purposes other than those expressly permitted under the License.

5.   Orders.

5.1 By the twentieth (20th) of each month, MINOLTA shall submit written purchase orders (hereinafter "Order") to T/R in respect of the Deliverables to be delivered to MINOLTA in the second (2nd) month following the ordering month. All orders shall specify the quantities and descriptions of the Deliverables, and requested delivery dates and shipping instructions. On submitting Order, MINOLTA shall provide T/R with a forecast ("Forecast") of quantities of Deliverables to be delivered to MINOLTA in each of the next succeeding three (3) months. The quantity of Deliverables in Forecast for delivery of; (i) the first (1st) month thereof may be increased or decreased by not more than * percent (*%) when rolling into the Order,
     (ii) the second (2nd) month thereof may be increased or decreased by not more than * percent (*%) when rolling into next Forecast. The quantity of Deliverables in Forecast for delivery of the third (3rd) month thereof is non-binding.

5.2 Subject to supply therefore, and conformance of the purchase orders with forms approved therefor from time to time by T/R, T/R shall accept any such purchase order which is not in contravention of the terms of this Agreement. Unless T/R gives a notice of any objection to the Order within ten (10) days after receipt thereof, such Order shall be deemed to have been accepted by T/R.

5.3 T/R shall make available to MINOLTA the spare parts or equivalent replacements during the term of this Agreement and for a minimum of seven years from the earlier of the date of termination of this Agreement, the date of discontinuance of the item or the Deliverables or from delivery of the last unit of equipment hereunder. The order procedures for "Spare Parts" are subject to the Spare Parts ordering policies contained in Attachment A.

5.4 The terms and conditions of this Agreement shall apply to all MINOLTA's Orders submitted to T/R and supersede any different or additional terms contained on MINOLTA's Orders. MINOLTA's Orders and T/R's acceptance shall constitute an individual contract between MINOLTA and T/R under this Agreement.

6. Shipment and Delivery. The Deliverables shall include, as appropriate, certain documentation related thereto prepared by or for T/R. The Deliverables shall be delivered by the twentieth (20th) of each month according to Order and on the following conditions.



* Confidential information has been omitted and filed separately with the Commission.

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     (a) All Shipments of the Deliverables shall be made by Ex Works T/R's facility at Norcross in Georgia, U.S., according to Incoterms 1990 conditions, if such Deliverables are shipped to the destinations in U.S. as specified in the respective Order.
     (b) All Shipments of the Deliverables shall be made by F.C.A. nearest seaport or airport from Norcross, Georgia, U.S. according to Incoterms 1990 conditions, if such Deliverables are shipped to the destinations in the other countries except for U.S. as specified in the respective Order.

Title of the Deliverables shall pass from T/R to MINOLTA at delivery point set forth in above (a) and (b), with respect to hardware, media and other items included within the Deliverables which do not constitute nor comprise Licensed Intellectual Property Rights.

7.  Price.

7.1 Provided MINOLTA complies with all the terms and conditions of this Agreement, during the initial * (*)-*term of this Agreement T/R agrees to invoice in respect of the sums due for Deliverables at the prices and terms of the Price List contained on Attachment B. No later than one hundred twenty (120) days prior to the commencement of any one (1)-year renewal term, MINOLTA and T/R may reconsider the prices and terms to be applicable during such succeeding renewal term by mutual agreement.

7.2 Price to MINOLTA does not include sales, value added or similar taxes of any nature. MINOLTA shall pay applicable taxes based on MINOLTA's net price as invoiced by T/R or supply appropriate tax exemption certificates in a form satisfactory to T/R.

7.3 T/R and MINOLTA will meet quarterly at mutually agreed times and locations to review Attachment B and business activity in the territory, marketing plans, product plans and pricing strategies.

8.  Technical Assistance.

8.1 To effectuate the purposes of this Agreement, upon the reasonable request by MINOLTA and subject to the terms and conditions of the License, T/R, employing the Licensed Intellectual Property Rights, shall consult with and provide technical assistance to MINOLTA with respect to (i) the design and operation of the Systems, inclusive of the selection and design of print engine therefor; (ii) MINOLTA's assembling of the Systems for mass production; (iii) MINOLTA's initiation of assembling for commercial production of the Systems; (iv) MINOLTA's outsourcing plans and operations;
     (v) MINOLTA's current and future device connectivity to the System; and
     (vi) matters related to the above (hereinafter "Technical Assistance"). In addition to Technical Assistance, T/R shall provide standard training for MINOLTA personnel, upon the reasonable request of MINOLTA. Upon receiving MINOLTA's request, T/R shall provide MINOLTA with written estimates of fees (including T/R's personnel's travel and living expense) for the requested Technical Assistance within three (3) days. T/R shall launch on Technical Assistance, after obtaining MINOLTA's written requests based on above estimates for it. Each of T/R and MINOLTA will appoint a personnel in charge of technical liaison to interact and support the technical interface between T/R and MINOLTA.

8.2 T/R agrees to provide MINOLTA (including MINOLTA's Subsidiary) with sales and service training at T/R Systems training centers in the U.S. and Europe at no charge on a seats available basis for regularly scheduled training classes. T/R and MINOLTA shall negotiate and decide the other terms and conditions for such sales and service training.

9.  Payments.

9.1 Payment of Consideration. As for the Deliverables delivered to MINOLTA from T/R, T/R shall issue invoices for such Deliverables to MINOLTA promptly. After receiving such invoices, MINOLTA

* Confidential information has been omitted and filed separately with the Commission.

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          shall make payment for such Deliverables by the * of the invoice date. Unless otherwise agreed by T/R in writing, all payments by MINOLTA shall be remitted in immediately available U.S. Dollars by wire transfer per T/R's instructions, and confirmation of each payment shall be made by MINOLTA to T/R by facsimile or telegraphic means to T/R's principal place of business. A late payment charge of one and one-half percent (1.5%) per month shall be charged upon unpaid balances due for more than thirty (30) days. All pricing and fees under this Agreement are exclusive of taxes. Except for taxes based on T/R's net income, MINOLTA shall pay any national, federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the licensing, export, use or possession of the Licensed Intellectual Property Rights and the Deliverables or any other transaction contemplated by this Agreement, as well as any penalties or interest thereon. Notwithstanding anything in this Agreement to the contrary, if, under any applicable law, MINOLTA is required to withhold tax or any other amount from any payment to T/R, the amount due to T/R shall be increased to the amount T/R would have received if no withholding had been required.

     9.2. Consulting, Training Compensation. As compensation for the consulting and training required to be provided as Technical Assistance pursuant to Section 8 hereof, MINOLTA shall compensate T/R at T/R's standard rates as in effect from time to time for consulting, and at T/R's standard rates as in effect from time to time for training. In addition, MINOLTA shall reimburse (or advance if requested) T/R's travel and living expenses incurred in connection with such consulting and training. T/R's standard per diem rates are subject to change from time to time by T/R. T/R's per diem rates as of the date of this Agreement are as follows: Training $1,000, Engineer $1,500, Senior Engineer $1,750, Managing Engineer $2,000 and Chief Technology Officer $2,500.

     10.  Minimum Purchases.

     10.1 MINOLTA's minimum amounts of purchases shall be as follows.

          (a) The first one year (from January 1, 1999 to December 31, 1999 (both inclusive)): * U.S. dollar (*U.S.$) of
               Deliverables designated by Attachment B.

          (b) The second one year (from January 1, 2000 to December 31, 2000 (both inclusive)): * U.S. dollar (*U.S.$) of
               Deliverables designated by Attachment B.

          (c) The third one year (from January 1, 2001 to December 31, 2001 (both inclusive)): * U.S. dollar (*U.S.$) of
               Deliverables designated by Attachment B.

     In addition, MINOLTA shall make efforts to purchase * U.S. dollar (*U.S.$) of Deliverables as yearly purchase for second and third year.

     10.2 MINOLTA may include the following payments paid to T/R in above minimum amount.

          (a)  the Maintenance Charge and Major Release Fee as described in
               Section 11

          (b) purchase account of any hardware and/or software for MINOLTA'S products Di520, CF911P, Di620P, CF910 or CF900 from T/R

     10.3 As for any year, if the minimum purchase level is not met due to the failure of T/R to deliver within such year Deliverables in accordance with the delivery terms and conditions of this Agreement and of accepted Orders, then MINOLTA'S minimum purchase responsibility for such year as set forth herein above shall be reduced by the aggregate purchase price of such Deliverables not timely delivered within such year.

     10.4 In order that MINOLTA may fulfill this Section 10, T/R shall liable to keep high performance of System and to ensure it remains competitive in the market of print on demand system by appropriate version up of software in System.

* Confidential information has been omitted and filed separately with the Commission.

T/R MINOLTA Supply Agreement                         Thursday, January 21, 1999

11. Maintenance. T/R will provide MINOLTA with software bug fixes, major software releases and telephone support for a quarterly maintenance charge (hereinafter "Maintenance Charge"), and the payment of $* per major release (hereinafter "Major Release Fee"). The quarterly Maintenance Charge is payable on the 15th day of January, April, July and October in respect of the calendar quarter ending December 31, March 31, June 30 and September 30, respectively, and shall equal * percent (*%) of the purchase price amounts paid or payable in respect of Deliverables ordered during such calendar quarter. Upon issuance of each major release by T/R, upon invoice therefor, MINOLTA will pay T/R Major Release Fee. Provided, in case that T/R issues a major release in the first one year of this Agreement, T/R shall provide such major release to MINOLTA free of a Major Release Fee charge. T/R shall take all customary commercial efforts to update its software to operate in conjunction with industry-utilized operating systems, and to remain competitive in all material respects as to principal functions and performance standards.

12.  Ownership and Proprietary Rights.

12.1 Ownership. T/R represents that it has all rights in and to copyrights, trade secrets, patent rights and other intellectual property rights associated with the Licensed Intellectual Property Rights and the Deliverables as are necessary to license the Licensed Intellectual Property Rights and license and/or sell the Deliverables, as the case may be, under and pursuant to this Agreement.

12.2 Proprietary Rights. MINOLTA and T/R acknowledges that the Confidential Information constitute valuable trade secrets and confidential information of each other. MINOLTA and T/R shall not use or disclose the other party's Confidential Information, except as expressly permitted by this Agreement. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Licensed Intellectual Property Rights and the Deliverables shall remain vested in T/R. Title to all Licensed Intellectual Property Rights shall remain with T/R. MINOLTA shall not remove T/R's copyright notices, restricted rights legends or any other notices from the Deliverables and such notices shall appear on all tapes, diskettes and other tangible media distributed by MINOLTA containing the Licensed Intellectual Property Rights or constituting the Deliverables.

12.3 Unauthorized Use or Copying. Except as expressly permitted hereunder, MINOLTA shall not copy, modify or reproduce the Deliverables in any way, nor shall it permit third parties to do so. MINOLTA shall fully cooperate with T/R in any action relating to enforcement of T/R's proprietary rights.

12.4 End User License. MINOLTA shall only distribute the Deliverables to Customers for delivery to End Users. MINOLTA shall distribute the Deliverables after obtaining the written assent of the Customer to cause all End Users to agree, as to the software and other proprietary technology included in the Deliverables, to the terms of a standard T/R Software License, and a form of which shall be supplied to MINOLTA by T/R. MINOLTA shall make no representations or warranties on behalf of T/R. MINOLTA shall make no representations to Customers or End Users or other third parties regarding the Deliverables except as set forth in the applicable documentation therefor provided by T/R. MINOLTA will be responsible for all conversions, translations and localizations necessary for use of the Deliverables by End Users in the various countries included within the Territory.

12.5 Third Party Software. To the extent the software included within the Deliverables constitutes software or other technology rights owned by a third party and licensed to T/R, such software, and its sublicense to MINOLTA by T/R hereunder, is subject to all terms and conditions, including where required, approval rights, of such third party license agreements.

12.6 Security. The software included within the Deliverables will be protected by a security mechanism known as a "dongle". MINOLTA shall distribute the "dongle" supplied by T/R for the software for each System. MINOLTA will ensure that such security mechanisms remain intact and that such software remains secure from unauthorized copying, reverse engineering and reverse compiling and unauthorized distribution.

* Confidential information has been omitted and filed separately with the Commission.

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12.7 Indemnification. MINOLTA and T/R agree to indemnify and hold harmless the other party from and against any claim, injury, loss or expense, including attorneys' fees, arising out of (a) the failure of MINOLTA or T/R to comply with the provision of Section 12, (b) any misrepresentations of MINOLTA in connection with T/R or the Deliverables or (c) any other wrongful conduct of MINOLTA or T/R or their agents.

13.  Warranty.

13.1 Limited Warranty. T/R warrants that for a period of * (*) months after delivering Deliverables to MINOLTA, equipment and media constituting the Deliverables delivered from T/R will be of good quality and free from defect in materials and/or workmanship, in all material respects, and will comply with specifications listed in Attachment C or D. MINOLTA will not intend to offer with warranty period for equipment and media constituting the Deliverables with End User more than * (*) months. Upon written notice from MINOLTA of defective media or equipment as to any Deliverable, T/R shall promptly provide MINOLTA with replacement equipment or media. If MINOLTA should discover epidemic failures (same defects occurring from same cause) in at least * percent (*%) of Deliverables delivered within the * (*) months warranty period or * (*) months thereafter, MINOLTA shall notify T/R of occurrence of such failure. After receiving such notification by T/R, T/R shall inspect such failure of Deliverables. As a result the inspection, in case that both parties recognize that such failure is epidemic failure, then in addition to remedies in the preceding Section 13. hereof, T/R shall reimburse all the costs incurred by MINOLTA in rectifying such epidemic failures in respect of Deliverables delivered to MINOLTA within the prior * (*) months, including, but not limited to, the cost for callback of such defective equipment or media from the market.

13.2 Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTY PROVIDED ABOVE IN SECTIONS 13.1, THE DELIVERABLES ARE PROVIDED "AS IS." T/R SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO ANY TERMS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

13.3 Damage Limitations. IN NO EVENT SHALL T/R BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES UNDER ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT (EXCLUDING T/R'S LIABILITY SET FORTH IN SECTION 15 AND SECTION 16), INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING FROM MALFUNCTION OR DEFECTS IN THE DELIVERABLES OR, NON-DELIVERY, EVEN IF T/R HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL T/R'S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREMENT (EXCLUDING T/R'S LIABILITY SET FORTH IN SECTION 15 AND
     SECTION 16) EXCEED THE AMOUNT PAID TO T/R BY MINOLTA DURING TWELVE (12) MONTHS PRIOR TO THE DATE OF CLAIM MADE BY MINOLTA. NO CLAIM MAY BE BROUGHT BY MINOLTA UNDER THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER ACCRUAL OF SUCH DAMAGES.

14.  Term and Termination.

14.1 Expiration. This Agreement shall commence on the date set forth above and shall continue for an initial term of * (*) years. Thereafter, this Agreement shall be automatically renewed for additional terms of one (1) year unless either party serves written notice, at least ninety (90) days prior to the expiration of the initial term or any renewal, of its intention not to renew.

14.2 T/R Termination. This Agreement may be terminated by T/R under any of the following conditions:

*Confidential information has been omitted and filed separately with the Commission.

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     (a)  if MINOLTA does not pay T/R within sixty (60) days from the due date.

14.3 Termination. This Agreement and/or individual contract thereunder may be terminated by aggrieved party under any of the following conditions:

     (a)  if one of the parties shall be declared insolvent or bankrupt;
     (b) if a petition is filed in any court and not dismissed in ninety (90) days to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;
     (c) if a trustee in Bankruptcy or a receiver or similar entity is appointed for one of the parties;
     (d) if MINOLTA or T/R commits a material breach of this Agreement which is not cured by the breaching party within thirty (30) days after written notice of such breach is given by not breaching party.

14.4 Duties Upon Termination. Upon termination, MINOLTA and T/R shall return all Confidential Information (including all copies), that have been supplied by the other party. The following provisions of this Agreement shall survive its termination: Sections 9, 12, 13, 15, 16 and 17. In the event that MINOLTA has any paid-up inventory of the Deliverables as of the date of termination under
Section 14.2 or 14.3, MINOLTA may continue to market and distribute its inventories of the Deliverables, but MINOLTA shall have no right to order or receive any additional copies of the Deliverables.

15.  Indemnification.

15.1 Intellectual Property. T/R shall, at its expense, defend any claim against MINOLTA that the Deliverables infringes a copyright, trade secret or patent right of any third party. T/R shall pay any direct costs and damages attributable to such claim, including, but not limited to damages finally awarded by a court against MINOLTA on such claim. T/R shall have no liability for any such claim as based on use of or anything other than an unaltered release of the Deliverables available from T/R, or based on combination with any other software, data or hardware, if such infringement would have been avoided by the use of unaltered release of the Deliverables available from T/R.

15.2 Cooperation by MINOLTA. T/R shall have no obligations under Section 15.1 of this Agreement unless:

     (a) T/R shall have been promptly notified of the suit or claim by MINOLTA and furnished by MINOLTA with a copy of each communication, notice or other action relating to said claim;
     (b) T/R shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at T/R's expense; and
     (c) MINOLTA shall provide reasonable information and assistance requested by T/R in connection with such claim or suit.

16.  Product Liability

16.1 If any product liability accident occurs out of or in relation to Deliverables or Systems, and there is a reasonable suspicion that such accident is caused by defect in Deliverables or Systems due to T/R's responsibility; then T/R shall cooperate to MINOLTA in the investigation of causes and defending on such accident.

16.2 Should any claim or suit be made or filed for damages of product liability accident in relation to Deliverables or Systems as a result of any defect in Deliverables or Systems attributable to T/R's responsibility, T/R shall undertake the sole and complete defense of any such claim or suit at its own expense and responsibility, and indemnify MINOLTA against all such damages and costs suffered or incurred by MINOLTA. T/R shall investigate and study the possibility of recurrence of the product

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     liability accident due to the same cause and report the result of such investigation to MINOLTA; and T/R shall take proper and reasonable measures, at its own expenses and responsibility, to prevent the recurrence if the recurrence is foreseen as a result of the investigation. In the course of defense of claim or suit or measures of prevention of recurrence, T/R shall pay attention not to discredit MINOLTA's name or trust, and shall consult with MINOLTA in determining method of defense or preventive measures, although such defense and preventive methods shall be finally determined by T/R.

16.3 Notwithstanding the foregoing, T/R shall not be liable for any claim suit of product liability which is based on defect or failure caused by; a) any modifications to the Deliverables or Systems or b) documentation prepared made by other party than T/R or c) specifications designated by MINOLTA or
     d) use or combination of Deliverables or Systems with any hardware or software which is not intended or designated by T/R.

17.  General.

17.1 Force Majeure. T/R shall not be liable for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, or any causes beyond its reasonable control.

17.2 Jurisdiction and Venue. (1) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without reference to its conflicts of laws provisions. (2) Any disputes, controversies or differences which may arise between both parties, out of, in relation to or in connection with this Agreement, or breach thereof, shall be amicably and promptly settled upon consultation between both parties. (3) In case that the amicable settlement is not reached within thirty (30) days after commencing consultation as provided in the proceeding subparagraph, the dispute controversy or difference shall be settled by arbitration in country in which is located the principle office of the respondent party, in accordance with the Commercial Rules of Arbitration for the International Chamber of Commerce, without being submitted to general court in such country. The award rendered by the arbitrators shall be final and binding upon the parties hereto.

17.3 Entire Agreement. This Agreement, including the Schedules and Attachments attached hereto, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous proposals, both oral and written, negotiations, representations, writings and all other communications between the parties. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by the parties.

17.4 Independent Contractors. It is expressly agreed that MINOLTA and T/R are acting hereunder as independent contractors. Under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.

17.5 Notice. Any notice required to be given by either party to the other shall be deemed given if in writing and actually delivered or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth herein.

17.6 Assignment. This Agreement is not assignable by both parties without obtaining consent of the other party. Provided that, either party may assign this Agreement to any entity that acquires or otherwise succeeds to all or substantially all the business or assets of the assigning party.

17.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any part or provision of this Agreement.

17.8 Waiver. No waiver by any party hereto of any breach of any provisions hereof shall constitute a waiver of any other term of this Agreement unless made in writing signed by such party.

T/R MINOLTA Supply Agreement                         Thursday, January 21, 1999

18.  International Matters.

18.1 Export License. T/R shall be responsible for the procurement and renewing of all export or import licenses required under United States or any foreign law for the export or import of the Deliverables or the value added products and shall pay all costs and other expenses in connection with such procurement and renewal.

18.2 Export Assurance. Regardless of any disclosure made by MINOLTA to T/R of any ultimate destination of a Deliverable or any System assembled using same, MINOLTA shall not export or reexport directly or indirectly the Deliverable or any System assembled using same, without first obtaining the required written approval or export license, if any, to do so from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such transaction. MINOLTA hereby assures T/R that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, transmit or ship the Deliverable or any System assembled using same, directly or indirectly, to any country as to which such export is made unlawful as provided in laws or by regulations issued by the U.S. Department of Commerce, or other such regulations as may be adopted from time to time. T/R shall obtain the list of above countries from the Office of Export Administration of the U.S. Department of Commerce and shall provide MINOLTA with such list from time to time.

18.3 Compliance with Local Laws. MINOLTA shall be exclusively responsible at its own expense for compliance with all local laws relating to a Deliverable or any System assembled using same, in the countries in which MINOLTA licenses or markets same.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.


T/R SYSTEMS, INC.                         MINOLTA CO., LTD.

By: /s/ Michael E. Kohlsdorf              By: /s/ Yoshikatsu Ota
   ----------------------------------     ------------------------------------
                                              Yoshikatsu Ota
Title: President/CEO                      Title: Executive Director

Date: 1-28-99                             Date: Feb. 19, 1999